Exhibit 99.1

LBI MEDIA INC.

Moderator: Lenard Liberman

May 16, 2005

3:00 p.m. CT

Operator: Good day everyone and welcome to today’s LBI Media, Inc. first quarter 2005 results conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I’d like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon everyone and welcome to our first quarter 2005 earnings teleconference.

During today’s call, I’ll provide an overview of operating results for the first quarter ended March 31, 2005, as well as discuss recent developments of LBI Media. I will also address more detailed financial results and then address questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects and performance at LBI predictions involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s press release dated May 16, 2005 for important factors you should consider in evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is adjusted EBITDA which we define as net income plus income tax expense, loss/gain on the sale of property and equipment, net interest expense, depreciation and non-cash employee compensation. However, for the purposes of this teleconference I’ll refer to what we entitle adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most recent most directly comparable financial measure, net cash flows provided by operating activities prepared with accordance with the U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-Q which will be filed with the SEC today.

For the first quarter ended March 31st, 2005, net revenues increased six percent to $20.5 million from $19.4 million for the same quarter last year, excluding the results relating to the leasing of our television production facility net revenues increased seven percent to $20.5 million from $19.3 million for the same quarter last year. This revenue growth should be viewed in the context of our first quarter 2004 performance where we experienced our highest revenue growth rate for any quarter with 18 percent year-over-year revenue increases.

In the first quarter 2005, our television station group generated net revenue growth of five percent versus the first quarter of 2004. Excluding the results relating to the leasing of our television production facility, net revenues increased six percent to $10.9 million from $10.3 million for the same quarter last year.

We’re very excited about our enhanced television programming line up including the addition of three new internally produced programs, Estudio Dos, Secretos Houston and Fabrica de la Risa. Estudio Dos is our new lead-in to prime time airing weekdays at 7 P.M. This show combines live musical performances by hit artists, routines by today’s most popular Hispanic comedians, and a talent search. Secretos Houston is a spin-off of our hugely successful Secretos program where a team of investigators solve mysteries and crimes throughout the greater Houston area. Fabrica de la Risa is the new sketch comedy show where a talented team of comedians along with the very best comedy writers put together 30 minutes of comedy performances.

Early indications are very positive for our television line up, currently in the May Nielsen sweeps period. Our Los Angeles television stations are up 73 percent in prime time in the adult 18-49 demographic, and is up 42 percent in the 18-34 demographic during the same time period. Our television stations in Houston and Dallas have also experienced ((inaudible)) increases.

Our radio division of revenues increased eight percent to $9.6 million from $9 million for the same quarter last year. Our flagship Los Angeles radio station, Que Buena, is the number one Spanish radio station in the Los Angeles market amount adults 18 to 34 in the recently released winter 2005 Arbitron ratings book.

We also experienced ratings increases on KHJM in Los Angeles where the stations maintain the number one position among Spanish AM stations in the most recent Arbitron book. We believe the combination of our focus on improving radio sales and our outstanding ratings performance should translate into significant radio division net revenue gains in the second quarter.

On April 29th, 2005, we announced Steve Cramer resigned as chief financial officer and on May 9th, 2005 I was appointed the new chief financial officer. I previously served as LBI’s chief financial officer from April 2002 to April 2003.

On April 27th, 2005, Spanish Media Rep Team, Liberman’s national sales representative, owned and operated by my father and myself, merged into Liberman Broadcasting, Inc. LBI paid $5.1 million for the shares of common stock of Spanish Media Rep Team. The consideration was paid in cash of $3.3 million in notes to myself and my father and a principal in the amount of $900,000 each.

I will now review our financial results for the first quarter of 2005. We posted our first quarter results in a press release that was issued earlier today. For the quarter ended March 31st, 2005, net revenues increased six percent to $20.5 million from $19.4 million for the same quarter last year. Excluding the results relating to our leasing of Empire Burbank Studios, our television production facility, net revenues increased seven percent to $20.5 million from $19.3 million from the same quarter last year. This increase was primarily attributable to revenue growth from our television and radio stations in the Los Angeles market and our television station the Dallas-Fort Worth, Texas market.

Operating expenses excluding depreciation and non-cash employee compensation increased 11 percent to $11.8 million in the first quarter 2005 versus $10.7 million in the first quarter of 2004. This growth in operating expenses can be primarily attributed to incremental costs associated with producing additional in-house television programming, additional sales salaries and commissions associated with the growth in our revenue base, and the addition of KMPX TV Dallas-Forth Worth which was acquired in January 2004.

As a result, first quarter 2004 adjusted EBITDA remained flat at $8.7 million versus the corresponding 2004 period. Our television division net revenues increased five percent to $10.9 million for the quarter ended March 31st, 2005 from $10.4 million for the same quarter last year. Excluding the results relating to the leasing of our television production facility, television net revenues increased six percent versus first quarter 2004.

Our first quarter revenue growth rate statistics are somewhat affected by the fact that we experienced television revenue growth of 36 percent in the first quarter of 2004. Our television net revenue growth can be primarily attributed to increased rates in advertising time sold to local advertisers and the addition of KMPX TV Dallas-Forth Worth which was acquired in January 2004.

Operating expenses including depreciation and non-cash employee compensation increased 17 percent to $6.9 million from $5.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to additional costs associated with the production of new programming and increase in sales salaries and commissions associated with our revenue growth and the addition of KMPX TV, which was acquired in January 2004.

Operating income decreased 20 percent to $3.1 million from $3.9 million for the same quarter last year, adjusted EBITDA decreased 11 percent to $4 million from $4.6 million for the same quarter last year.

Radio division net revenues increased eight percent to $9.6 million from $9 million in the same quarter last year. The increase in revenues can be primarily attributed to ratings performance that our largest radio properties experienced in the fall Arbitron ratings books.

Operating expenses including depreciation and non-cash employee compensation increased three percent to $5 million from $4.8 million for the same quarter last year. The growth in operating expenses can be primarily attributed to an increase in programming compensation and an increase in music license fees.

Operating income increased 68 percent to $4.4 million from $2.6 million for the same quarter of 2004. Adjusted EBITDA increased 13 percent to $4.7 million from $4.1 million for the same quarter 2004.

Turning to our balance sheet; at March 31st, 2005, we had approximately $3.1 million in cash and short-term marketable securities and total debt of $281 million. Our total debt balance included $128.4 million of borrowings under our senior credit facility.

Based upon our trailing 12-month EBITDA $44.4 million as of March 31st, 2005, our total debt-to-EBITDA ratio was 6.3 times versus 6.2 at the end of first quarter 2004. We can borrow approximately $29.8 million under our senior credit facility and remain in compliance with the financial covenants governed by our senior credit agreement and senior supported note indenture. As of the end of the quarter we were in compliance with all of our financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the three months ended March 31st, 2005 were approximately $1.7 million relating to the relocation of our Dallas television transmitter and antenna to a new tower site and the addition of studio and transmission equipment for our Los Angeles and Houston television stations.

This concludes my formal remarks. I will now turn the call over to the operator to moderate a question-and-answer session.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow you signal to reach our equipment. Again, that is star one if you’d like to ask a question.

And our first question will come from Conrad Chen, of TCW.

Conrad Chen: Hi, good morning. Had a question regarding this SMRT acquisition. Could you give just more detail on exactly, you know, did you hire an advisor to give you – how did you reach the $5 million price that you came up with?

Lenard Liberman: Yes, we have the business evaluated by BIA and that evaluation was reviewed by our accounting firm and our lawyers and it was all the value of a 10-year contract we had with the company at rates we’d previously paid to our previous rep firm. So the value of that contract according to BIA is what created the price.

Conrad Chen: OK. And how – and that – and that division did it generate any cash flow?

Lenard Liberman: A little bit last year, probably $500,000 - $600,000 I’m guessing. I can give you the exact number if you want to do it offline at some point but I don’t remember the exact number, but it wasn’t significant.

Conrad Chen: Right. So, but – so net sort of after this transaction is your cost going to – is it $500,000 savings or …

Lenard Liberman: That depends with what happens with national revenues. If national revenues do well then yes, it will be an improvement for LBI’s cash flow.

Conrad Chen: Right.

Lenard Liberman: But in general we did it to eliminate any kind of affiliated party transactions for the time we plan to go public.

Conrad Chen: Right. And there – was there any discussion as to how the purchase price was actually allocated in terms of cash versus a note? I mean would it be possible to do all note or …

Lenard Liberman: Yes, the reason that part of it was in a note was it was tax beneficial for us to do it that way.

Conrad Chen: OK and then with regards to the CFO, Steve Cramer …

Lenard Liberman: Yes.

Conrad Chen: … what is your timetable and – for getting a new CFO in place and can you give more color as to why Steve left?

Lenard Liberman: We have hired Korn/Ferry as of about six weeks ago so they’ve been at work for a good long time and we’re beginning to see candidates. And we’re going to take our time to I think hire – we’ve never hired a management recruiting firm before to fill this position. And I think at times in the past we’ve sort of filled the position with who – the person that was available at the time. So I think we’ve decided to spend the money at this point and hire a quality firm to bring somebody that I think will last longer term.

Conrad Chen: Right.

Lenard Liberman: And the reasons he left I probably wouldn’t want to comment on.

Conrad Chen: Is he going to a competitor?

Lenard Liberman: No, not that I’m aware of.

Conrad Chen: OK. So he’s not leaving to go to another position, he just left the company?

Lenard Liberman: Correct.

Conrad Chen: OK. And do you – I mean do you have candidates that you are interviewing now or is it early on in the process here?

Lenard Liberman: I have candidates that I’ve discussed with Korn/Ferry and we’re in the process of interviewing their initial round of candidates.

Conrad Chen: OK. So it’s probably still a couple months off?

Lenard Liberman: Well, I haven’t done this before. They claimed when we – when I first hired them there would be a 60 to 70-day – 75-day process, I’m six weeks into it. So …

Conrad Chen: Right.

Lenard Liberman: … I mean if they are correct then it’ll probably be another month or two.

Conrad Chen: OK.

Lenard Liberman: But we’re going to take our time to hire the right person.

Conrad Chen: Right. And so this – when you said – on to the balance sheet, when you said $3.1 million of cash, this is pro forma for the cash proceeds for the SMRT acquisition or is this …

Lenard Liberman: The SMRT transaction occurred after March 31st, this would be as of March 31st, 2005.

Conrad Chen: OK. So then you are going to – so then you’ve drawn against the 20 – what …

Lenard Liberman: No, we haven’t.

Conrad Chen: … $28.9 million of availability?

Lenard Liberman: No, we didn’t have to do that. We had additional cash after March 31st. We didn’t have to draw any on our loans at all.

Conrad Chen: OK. So can you say – so are you like almost at zero cash, because if you have three million …

Lenard Liberman: No, we have …

Conrad Chen: … paid out …

Lenard Liberman: … no, we have – we have cash in the bank, we’re not at zero cash.

Conrad Chen: OK. And but you have …

Lenard Liberman: We had – we have very good collections. I mean we’ve been collecting a lot of money so …

Conrad Chen: Right, OK.

Lenard Liberman: The world didn’t stop on March 31st.

Conrad Chen: Right, right. And then with regards to the TV and the radio, can you give me a sense of breaking out the KMPX acquisition what that division looked like?

Lenard Liberman: Yes, I’m not going to break out individual station performance.

Conrad Chen: OK. But can you say sort of X that was it positive growth?

Lenard Liberman: Yes, I wouldn’t – I’m sure it was positive growth but I’m not going to say exactly how much.

Conrad Chen: OK. And are you seeing in your television, you know, anything sort of the industry-wide I think both TV and radio broadcasters are seeing a shift away from – or a weakness in the national advertising business. Is that the same case with you guys or is that …

Lenard Liberman: We were weak in national in first quarter and we will be weak in second quarter. But I think our issue is more just results driven. We have new programming which has started which has really produced better results for our advertisers and that just started about three weeks ago. So some of our shows have gotten a little bit stale and we were – we knew we had to replace them. It’s just in television it is not like radio, you can’t just put a new song on and put new music on. You have to take time to produce the stuff.

So our new – three new shows went on the air end of April-beginning of May and the initial results are outstanding.

And so the answer is yes, national has been an issue. There have been a couple of categories, well one in – specifically in long distance that just isn’t there this year that was there last year. But if our television station has any drag on it it’s, A, we had an outstanding first six months last year so our last six months this year are going to look good. When you have 36 percent end of quarter last year it does sort of hurt the comps the following year. I don think any of my competitors had 36 percent increases last year.

Conrad Chen: Right. So you’re not seeing – but would you say the weakness you’re seeing in the national is more company-specific or is it industry?

Lenard Liberman: I haven’t looked at the industry as a whole. I know that I have been down …

Conrad Chen: Right.

Lenard Liberman: … in national and I’ve heard that about my competitors but I don’t know their stats, I don’t know exactly what they’re facing.

Conrad Chen: Right, OK. I think that’s all the questions I have. I’ll let someone else get in.

Lenard Liberman: No problem.

Operator: And at CIBC World Markets Todd Morgan has our next question.

Todd Morgan: Thank you, good afternoon. Just to be clear, I think the SMRT transaction you said I think the reason for doing that was just to clear up the related party concerns that may exist?

And but for LBI the business as a whole my understanding is the benefit would be the commissions that they would essentially not be paying to a third party. They would basically keep them for themselves, is that right …

Lenard Liberman: Correct.

Todd Morgan: … going forward? OK. And I guess secondly you talked a lot about some pretty good results in Los Angeles and Dallas. Is there anything to be said about the other markets you’re in?

Lenard Liberman: Yes, we – Houston wasn’t a great first quarter for us although it’s doing much better in second quarter. But yes, you could draw the conclusion that Houston was not great. It was basically flat in the first quarter.

Todd Morgan: And is that really just a market driven thing or is there – or are there other pieces to that?

Lenard Liberman: There’s really no statistic I can point to that is sort of reliable that is produced by the market. But given the fact that we have strong ratings performance and we had management in place for a good time, I suspect there must have been some element of that had to be market driven.

But on the other hand, we are also increasing rates pretty dramatically because of some nice ratings increases. Sometimes clients sit by the fence while you do those initial rate increases and when they realize you’re serious and they start coming back and that’s what we’re seeing in the second quarter.

Todd Morgan: OK and my …

Lenard Liberman: It’s really just a timing issue I think in Houston. We’re having a great second quarter in Houston.

Todd Morgan: OK. My sense is that’s kind of the story in Los Angeles as well with strong radio ratings. I mean to the – I mean I would assume there’s a pretty good customer base or pretty good segment of your advertiser base that’s not really focused on ratings that just sort of look at the results.

Lenard Liberman: Correct.

Todd Morgan: But for the guys that are focused on ratings there is some kind of a lag?

Lenard Liberman: That’s true.

Todd Morgan: And that’s – OK. All right, well thank you very much.

Lenard Liberman: Thank you.

Operator: And, ladies and gentlemen, as a reminder if you’d like to ask a question or if you do have a follow-up question, please press star one to signal. And we’ll pause for just a moment.

And Mr. Liberman, it appears there are no further questions at this time, sir.

Lenard Liberman: OK, thank you, Operator. Thank you everybody.

Operator: That does conclude today’s teleconference. Thank you for your participation and have a great day.

Lenard Liberman: Bye-bye.

END